ISORAY, INC.

COMMON STOCK PURCHASE WARRANT No._____

This certifies that, for value received, __________________________ ("Holder"), is entitled to subscribe for and purchase from IsoRay, Inc., a Minnesota corporation ("Company"), ________ shares, subject to adjustment as set forth in Article II below ("Warrant Shares"), of Common Stock of the Company, par value $0.001 per share ("Common Stock"), at the exercise price of $1.058 per share, which price is subject to adjustment as set forth in Article II below (the "Exercise Price"), at any time and from time to time beginning on the date of this Warrant as set forth below ("Exercise Date"), and ending on the date that is five (5) years after the date of this Warrant ("Expiration Date"), upon written notice from the Holder to the Company ("Notice") and subject to the terms provided herein.

This Warrant is issued as part of the offering contemplated by that certain Underwriting Agreement between the Company and certain "Underwriters" thereunder, dated as of October 13, 2011 (the "Agreement"), pursuant to which certain purchasers, including the Holder, purchased Common Stock and Warrants of the Company.

This Warrant is subject to the following provisions, terms and conditions:

ARTICLE I.

EXERCISE; RESERVATION OF SHARES

Section 1.01                      Warrant Exercise. The rights represented by this Warrant may be exercised in whole or in part by the Holder at any time and from time to time prior to the expiration of this Warrant, upon Notice, by the surrender at the principal office of the Company of this Warrant together with a duly executed subscription in the form annexed hereto as Exhibit A ("Subscription Form") and accompanied by payment, in certified or immediately available funds, of the Exercise Price for the number of Warrant Shares specified in the Subscription Form. The shares so purchased shall be deemed to be issued to the Holder as the record owner of such shares as of the close of business on the date on which this Warrant shall be exercised as hereinabove provided. No fractional shares or scrip representing fractional shares shall be issued upon exercise of this Warrant and the number of shares that shall be issued upon such exercise shall be rounded to the nearest whole share without the payment or receipt of any additional consideration.

Section 1.02                      Certificates. Certificates for the shares purchased pursuant to Section 1.01 shall be delivered to the Holder within ten (10) days after the rights represented by this Warrant shall have been so exercised, and a new Warrant in the name of the Holder representing the rights, if any, that shall not have been exercised prior to the Expiration Date with respect to this Warrant shall also be delivered to such Holder within such time, with such new Warrant to be identical in all other respects to this Warrant. The Holder shall for all purposes be deemed to have become the holder of record of the Warrant Shares on the date this Warrant was exercised (the date the Holder has fully complied with the requirements of Section 1.01), irrespective of the date of delivery of the certificate or certificates representing the Warrant Shares; provided that, if the date such exercise is made is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of record of the Warrant Shares at the close of business on the next succeeding date on which the stock transfer books are open. The term "Warrant," as used herein, includes any Warrants into which this Warrant may be divided or combined and any subsequent Warrants issued upon the transfer or exchange or reissuance upon loss hereof.

Section 1.03                      Limitations on Exercises; Beneficial Ownership.  The Company shall not effect the exercise of this Warrant, and the Holder shall not have the right to exercise this Warrant, to the extent that after giving effect to such exercise, the Holder (together with the Holder's affiliates) would beneficially own in excess of 9.99% (the "Maximum Percentage") of the shares of Common Stock outstanding immediately after giving effect to such exercise.  For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) exercise of the remaining, unexercised portion of this Warrant beneficially owned by the Holder and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by the Holder and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein.  Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act").  For purposes of this Warrant, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company's most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding.  For any reason at any time, upon the written or oral request of the Holder, the Company shall within one business day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.

Section 1.04                      Reissuance of Warrants.

(a) Transfer of Warrant.     If this Warrant  is  to be transferred, the Holder shall surrender this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 1.04(d)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 1.04(d)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred.

(b) Lost, Stolen or Mutilated Warrant. Upon  receipt  by  the  Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 1.04(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(c) Exchangeable for Multiple Warrants.  This   Warrant  is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 1.04(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, that no Warrants for fractional shares of Common Stock shall be given.

(d) Issuance of New Warrants.  Whenever   the   Company is   required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 1.04(a) or Section 1.04(c), the Warrant Shares designated by the Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the issuance date of this Warrant, and (iv) shall have the same rights and conditions as this Warrant.

Section 1.05                      Company Covenants. The Company represents, warrants, covenants and agrees:

(a)       That all shares of Common Stock that may be issued upon exercise of this Warrant will, upon issuance, be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof; and

(b)       That during the period the rights represented by this Warrant may be exercised, the Company will at all times have authorized, and reserved for the purpose of issue and delivery upon exercise of the rights evidenced by this Warrant, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant.

(c) That the Company will pay any documentary stamp taxes attributable to the initial issuance of Warrant Shares issuable upon the exercise of the Warrant.

ARTICLE II.

ADJUSTMENTS

Section 2.01                      Adjustment Events.

(a)       Capital Events. If any reorganization or reclassification of the capital stock of the Company, or any consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation (in any instance, a "Capital Event") shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets (including cash) with respect to or in exchange for their Common Stock, then, as a condition of such Capital Event, lawful and adequate provisions shall be made whereby the Holder hereof shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions specified in this Warrant and in lieu of the shares of the Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby, an amount of such shares of stock, securities or assets (including cash) as may have been issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby had such Capital Event not taken place.

(b)       Preservation of Value. In the case of any Capital Event, appropriate provision shall be made with respect to the rights and interests of the Holder of this Warrant to the end that the provisions hereof (including, without limitation, provisions for adjustment of the number of shares that may be issued upon exercise of this Warrant and the Exercise Price hereof) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets (including cash) thereafter deliverable upon the exercise of the rights represented hereby.

(c)       Obligation Expressly Assumed.   The Company shall not effect any Capital Event, unless prior to the consummation thereof the successor corporation (if other than the Company) resulting from such Capital Event, or the person or entity with which such Capital Event shall have been entered into, shall assume by written instrument executed and mailed or delivered to the registered Holder at the last address of such Holder appearing on the books of the Company, the obligation to deliver to such Holder, upon exercise of this Warrant, such shares of stock, securities or assets (including cash) as, in accordance with the foregoing provisions, such Holder may be entitled to purchase.

Section 2.02                      Subdivision or Combination of Stock. In the event that the Company shall at any time subdivide or split its outstanding shares of Common Stock into a greater number of shares, the number of Warrant Shares subject to issuance upon exercise of this Warrant at the opening of business on the day upon which such subdivision becomes effective shall be proportionately increased. In the event that the outstanding shares of Common Stock of the Company shall be combined into a smaller number of shares, the number of shares subject to issuance upon exercise of this Warrant at the opening of business on the day upon which such subdivision becomes effective shall be proportionately decreased. Any such increase or decrease, as the case may be, shall become effective immediately after the opening of business on the day following the day upon which such subdivision or combination, as the case may be, becomes effective.

Section 2.03                      Stock Dividends. In the event that the Company shall at any time declare any dividend or distribution upon its Common Stock payable in stock, the number of Warrant Shares subject to issuance upon exercise of this Warrant shall be increased by the number (and the kind) of shares which would have been issued to the holder of this Warrant if this Warrant were exercised immediately prior to such dividend. Such increase shall become effective immediately after the opening of business on the day following the record date for such dividend or distribution.

Section 2.04                      Adjustment of Exercise Price for Dilutive Issuances.  The Exercise Price shall also be subject to adjustment from time to time as follows:

(a) For purposes of this Section 2.04, the following definitions shall apply:

(i) "Convertible Securities" means securities by their terms convertible into or exchangeable for Common Stock (other than Excluded Stock) and options to purchase or rights to subscribe for such convertible or exchangeable securities.

(ii) "Dilutive Issuance" means an issuance of Purchase Rights or Common Stock without consideration or for a consideration per share less than the then applicable Exercise Price.  "Dilutive Issuance" excludes any stock dividend, subdivision or split-up, stock combination, dividend or transaction described in Sections 2.01, 2.02 and 2.03.

(iii) "Excluded Stock" means:

(1) all shares of Common Stock issued and outstanding on the date of this Warrant and all shares of Common Stock issued after the date of this Warrant pursuant to the Agreement and all shares of Common Stock issued or issuable upon the exercise or conversion of any Options or Convertible Securities outstanding on the date of this Warrant (provided that the terms of such Options and Convertible Securities are not modified or changed except as otherwise contemplated by the Agreement) and all shares of Common Stock issued or issuable upon the exercise of this Warrant and all other Warrants issued pursuant to the Agreement;

(2) all shares of Common Stock or other securities hereafter issued or issuable to officers, directors, employees, scientific advisors or consultants of the Company pursuant to any employee or consultant option, stock offering, plan or arrangement approved by the majority of the members of the Board of Directors of the Company;

(3) all shares of Common Stock or other securities hereafter issued in connection with or as consideration for the acquisition or licensing of technology approved by the majority of the members of the Board of Directors of the Company; and

(4) all shares of Common Stock or other securities issued in connection with equipment leasing or equipment financing arrangements approved by the majority of members of the Board of Directors of the Company.

(iv) "Options" means warrants and options to purchase or rights to subscribe for Common Stock (other than Excluded Stock).

(v) "Purchase Rights" means Options and Convertible Securities.

(b) If the Company issues or is deemed to issue any Common Stock or Purchase Rights in a Dilutive Issuance, the applicable Exercise Price in effect after each such issuance shall be adjusted to a price equal to the following: the applicable Exercise Price in effect immediately prior to the Dilutive Issuance (the "Old Exercise Price") multiplied by the quotient obtained by dividing:

(i) an amount equal to the sum of (x) the total number of shares of Common Stock outstanding immediately prior to the Dilutive Issuance plus the total number of shares of Common Stock then issuable upon conversion of Convertible Securities and exercise of outstanding options and warrants, plus (y) the number of shares of Common Stock which the consideration received by the Company upon the Dilutive Issuance would purchase at such Old Exercise Price, by

(ii) the total number of shares of Common Stock outstanding immediately after the Dilutive Issuance plus the total number of shares of Common Stock issuable on conversion of Convertible Securities and exercise of outstanding options and warrants.

(c) For purposes of any adjustment of the applicable Exercise Price pursuant to Section 2.04(b) above, the following provisions shall be applicable:

(i) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor.

(ii) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith and in the exercise of reasonable judgment by the Board of Directors of the Company, in accordance with generally accepted accounting principles; provided, however, that if at the time of such determination, the Company's Common Stock is traded in the over-the-counter market or on a national or regional securities exchange, such fair market value as determined by the Board of Directors of the Company shall be equal to the "Current Market Price" (as defined below) of the shares of Common Stock being issued.

(iii) In the case of the issuance of Purchase Rights in a Dilutive Issuance:

(1) the aggregate maximum number of shares of Common Stock deliverable upon exercise of Options shall be deemed to have been issued at the time such Options were issued and for a consideration equal to the consideration (determined in the manner provided in Section 2.04(c)(i) and (ii) above), if any, received by the Company upon the issuance of such Options plus the minimum purchase price provided for in such Options;

(2) the aggregate maximum number of shares of Common Stock deliverable upon conversion or exercise of or exchange for any Convertible Securities shall be deemed to have been issued at the time such Convertible Securities were issued and for a consideration equal to the consideration received by the Company for any such Convertible Securities (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Company upon the conversion or exchange of such Convertible Securities (determined in the manner provided in Section 2.04(c)(i) and (ii) above);

(3) on any change in the number of shares of Common Stock deliverable upon exercise of any such Purchase Rights or on any change in the minimum purchase price of such Purchase Rights, other than a change resulting from the antidilution provisions of such Purchase Rights, the applicable Exercise Price shall forthwith be readjusted to such Exercise Price as would have been obtained had the adjustment made upon (x) the issuance of such Purchase Rights not exercised, converted or exchanged prior to such change, as the case may be, been made upon the basis of such change or (y) the issuance of options or rights related to such securities not converted or exchanged prior to such change, as the case may be, been made upon the basis of such change; and

(4) on the expiration of any Purchase Rights, the applicable Exercise Price shall forthwith be readjusted to such Exercise Price as would have obtained had the adjustment made upon the issuance of such Purchase Right been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such Purchase Rights.

(d) All calculations under this Section 2.04 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

(e) For the purpose of any computation pursuant to this Section 2.04, the "Current Market Price" at any date of one share of Common Stock, shall be deemed to be the average of the highest reported bid and the lowest reported offer prices on the preceding business day as reported by the NYSE Amex (or other recognized source of quotations); provided, however, that if the Common Stock is not traded in such manner that the quotations referred to in this Section 2.04(e) are available for the period required hereunder, Current Market Price shall be determined in good faith and in the exercise of reasonable judgment by the Board of Directors of the Company.

Section 2.05                      Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares of the Company owned or held by or for the account of the Company.

Section 2.06                      Minimum Adjustment.  Except as provided in Section 2.04, no adjustment in the number of shares that may be issued upon exercise of this Warrant as provided in this Article II shall be required unless such adjustment would require an increase or decrease in such number of shares of at least one percent (1%) of the then adjusted number of shares of Common Stock that may be issued upon exercise of this Warrant; provided, however, that any such adjustments that by reason of the foregoing are not required to be made shall be carried forward and taken into account and included in determining the amount of any subsequent adjustment; and provided further, that if the Company shall at any time subdivide or combine the outstanding shares of Common Stock or issue additional shares of Common Stock as a dividend, said percentage shall forthwith be proportionately adjusted so as to appropriately reflect the same.

Section 2.07                      Adjustment of Exercise Price. Whenever the number of shares of Common Stock that may be issued upon exercise of this Warrant is adjusted, and effective at the time such adjustment is effective, as provided in Sections 2.01, 2.02, 2.03 and 2.04 of this Article II, the Exercise Price shall be adjusted (to the nearest whole cent) by multiplying each such Exercise Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock which may be issued upon the exercise of each such Warrant immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter. The Company may retain a firm of independent certified public accountants (which may not be the regular accountants employed by the Company) to make any required computation, and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.

Section 2.08                      Record Date. In the event that the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend payable in Common Stock, then such record date shall be deemed for the purposes of this Article II to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend.

Section 2.09                      Officer's Certificate. Whenever the Exercise Price shall be adjusted as provided in this Article II, the Company shall forthwith file with its Secretary and retain in the permanent records of the Company, an officer's certificate showing the adjusted Exercise Price determined as provided in this Article II, setting forth in reasonable detail the facts requiring such adjustment, including a statement of the number of additional or fewer shares of Common Stock, and such other facts as may be reasonably necessary to show the reason for and the method of computing such adjustment. Each such officer's certificate shall be made available at all reasonable times for inspection by the Holder.

Section 2.10                      Notice of Adjustment. Upon any Dilutive Issuance and any adjustment of the number of shares that may be issued upon exercise of this Warrant or the Exercise Price, the Company shall give prompt notice thereof to the Holder, which notice shall state the nature of the Dilutive Issuance, and the increase or decrease, if any, in the number of shares that may be issued upon the exercise of this Warrant and the Exercise Price, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

Section 2.11                      Definition of "Common Stock". As used in this Article II, the term "Common Stock" shall mean and include all of the Company's authorized Common Stock of any class as constituted on the date of this Warrant as set forth below, and shall also include any capital stock of any class of the Company thereafter authorized that shall not be limited to a fixed sum or stated value in respect of the rights of the holders thereof to participate in dividends or the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Company.

ARTICLE III.

MISCELLANEOUS

Section 3.01                      Transfer of Warrants. This Warrant may be offered for sale, sold, transferred or assigned without the consent of the Company.

Section 3.02                      Notices. Any notice or communication to be given pursuant to this Warrant shall be in writing and shall be delivered in person or by certified mail, return receipt requested, in the United States mail, postage prepaid. Notices to the Company shall be addressed to the Company's principal office. Notices to the Holder shall be addressed to the Holder's address as reflected in the records of the Company. Notices shall be effective upon delivery in person, or, if mailed, at midnight on the fifth business day after mailing.

Section 3.03                      No Shareholder Rights. This Warrant shall not entitle the Holder to any voting rights or other rights as a shareholder of the Company.

Section 3.04                      Governing Law. This Warrant shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to the choice of law provisions thereof.  The Company and, by accepting this Warrant, the Holder, each irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Warrant and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Warrant.  The Company and, by accepting this Warrant, the Holder, each irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  The Company and, by accepting this Warrant, the Holder, each irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum..

Section 3.05                      Headings; Interpretation. The section headings used herein are for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this Warrant. When used in this Warrant, the term "including" shall mean "including, without limitation."

Section 3.06                      Successors. The covenants, agreements and provisions of this Warrant shall bind the parties hereto and their respective successors and permitted assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to be issued effective as of the _____ day of October, 2011.

IsoRay, Inc., a Minnesota corporation
By:__________________________________ Dwight Babcock, CEO

Exhibit A

SUBSCRIPTION FORM

(To be Executed only upon Exercise of Warrant)

The undersigned registered owner of this Warrant irrevocably exercises this Warrant and purchases __________ shares of Common Stock of IsoRay, Inc., a Minnesota corporation, that may be issued under this Warrant and herewith delivers the sum of $____________ in full payment of the Exercise Price for such shares, all on the terms and conditions specified in this Warrant. Such shares are to be delivered to such holder at the address reflected in the records of the Company unless contrary instructions are herein given.

Deliver certificates to:

Dated:
(Signature of Registered Owner)

(Street Address)

(City) (State) (Zip Code)